Exhibit 99.2
PATRIOT COAL CORPORATION
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2010	2009	2009	2008		2007	2006	2005
Ratio of Earnings to Fixed Charges:
Earnings:
Pre-tax income from continuing operations before adjustment for noncontrolling interest in consolidated subsidiaries or income or loss from equity investees	$4,048	$32,374	$126,846	$143,643		$(102,209)	$5,967	$19,209
Add:
Fixed Charges	11,622	11,752	50,218	32,820		14,712	17,096	15,922
Amortization of capitalized interest	271	216	267	212		203	157	122
Distributions from equity investees	—	—	1,000	—		—	9,935	7,552
Less:
Interest capitalized	(164)	(151)	(546)	(89)		(464)	(348)	(106)
Distributions on preferred securities of consolidated subsidiaries	—	—	—	—		—	—	—

Total earnings	$15,777	$44,191	$177,785	$176,586		$(87,758)	$32,807	$42,699

Fixed charges:
Interest expense	$8,021	$7,683	$34,392	$21,037		$8,123	$11,419	$9,833
Interest capitalized	164	151	546	89		464	348	106
Amortization of capitalized expenses related to indebtedness	1,011	910	3,716	2,611		214	—	—
Rental Expense interest factor	2,426	3,008	11,564	9,083		6,196	5,685	5,983
Distributions on preferred securities of consolidated subsidiaries	—	—	—	—		—	—	—
Noncontrolling Interest share of fixed charges	—	—	—	—		(285)	(356)	—

Total fixed charges	$11,622	$11,752	$50,218	$32,820		$14,712	$17,096	$15,922

Ratio of earnings to fixed charges	1.4x	3.8x	3.5x	5.4x	(1)	N/A	1.9x	2.7x

Coverage deficiency (2)	N/A	N/A	N/A	N/A		$102,470	N/A	N/A

(1)	The ratio of earnings to fixed charges for the year ended December 31, 2008 has been adjusted to reflect the retrospective application of authoritative guidance.

(2)	Represents the dollar amount of the coverage deficiency, as earnings are inadequate to cover fixed charges.